Exhibit 3.21(a)

CERTIFICATE OF FORMATION

OF

WPT LLC

This Certificate of Formation is being executed as of December 31, 2007 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is WPT LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 103 Foulk Road, Suite 200, Wilmington, New Castle County, Delaware 19803. The registered agent of the Company for service of process at such address is CSC Entity Services, LLC.

3. Effective Date. This Certificate of Formation shall be effective at 11:00 pm (EST) on December 31, 2007.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Albert Chao
Name:	Albert Chao
Authorized Person